Exhibit 99.2

PerkinElmer, Inc. 45 William Street Wellesley, MA 02481-4078 USA Phone: 781-237-5100 Fax: 781-431-4255 www.perkinelmer.com

FOR IMMEDIATE RELEASE

November 30, 2006

PERKINELMER TO ACQUIRE EVOTEC TECHNOLOGIES

•	Provides customers with new tools to increase speed and accuracy of cellular discoveries

•	Establishes leadership position in high content screening

•	Extends cellular imaging and analysis, drug discovery capabilities

BOSTON – PerkinElmer, Inc. (NYSE: PKI) today announced that it has signed a definitive agreement with Evotec AG (Frankfurt Stock Exchange: EVT, TecDAX 30) to acquire its majority owned subsidiary, Evotec Technologies GmbH, in a cash transaction valued at approximately EUR 23 million. Based in Hamburg, Germany, Evotec Technologies is a leading provider of high performance screening instrumentation and analysis software. The transaction is subject to regulatory approvals and other customary closing conditions, and is targeted to be completed in the first quarter of 2007.

Through this acquisition, PerkinElmer will provide its customers in the pharmaceutical, biotechnology and academic arenas with Evotec Technologies’ high content screening (HCS) instruments and software. These analysis tools efficiently and accurately determine the composition of cells and cell structure, a critical step in moving potential drug targets quickly through the discovery process.

“Our customers today require unique, flexible tools and platforms that produce better quality and biologically relevant data for mapping cellular events to new discoveries,” said Gregory L. Summe, chairman and chief executive officer, PerkinElmer, Inc. “Evotec Technologies’ strong product portfolio – combined with PerkinElmer’s global distribution capabilities, service and support – will help our customers speed target validation and lead optimization along the drug discovery pipeline.”

Evotec Technologies’ product portfolio includes the popular Opera™ HCS platform, a premier tool for high content analysis that combines the precision of confocal microscopy with the throughput required for primary and secondary screening. The complete Evotec Technologies product collection includes high content cellular analysis and screening systems; cell manipulation and sorting systems; image capture and cellular analysis software; and integrated ultra high throughput screening platforms.

Factors Affecting Future Performance

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future earnings per share and revenue growth and other financial results, developments relating to our customers and end-markets, and plans concerning business development opportunities. Words such as “believes,” “intends,” “anticipates,” “plans,” “expects,” “projects,” “forecasts,” “will” and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management’s current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation: (1) our failure to introduce new products in a timely manner; (2) our ability to execute acquisitions and license technologies, or to successfully integrate acquired businesses and licensed technologies into our existing business or to make them profitable; (3) our failure to protect adequately our intellectual property; (4) the loss of any of our licenses or licensed rights; (5) our ability to compete effectively; (6) fluctuation in our quarterly operating results and our ability to adjust our operations to address unexpected changes; (7) our ability to produce an adequate quantity of products to meet our customers’ demands; (8) our failure to maintain compliance with applicable government regulations; (9) regulatory changes; (10) economic, political and other risks associated with foreign operations; (11) our ability to retain key personnel; (12) restrictions in our credit agreement; (13) our ability to realize the full value of our intangible assets; and (14) other factors which we describe under the caption “Risk Factors” in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Other Information

Health Sciences end markets include genetic screening, environmental, service, biopharma, and medical imaging. Photonics markets include sensors and specialty lighting.

PerkinElmer, Inc. is a global technology leader driving growth and innovation in Health Sciences and Photonics markets to improve the quality of life. The Company reported revenues of $1.5 billion in 2005, has 8,000 employees serving customers in more than 125 countries, and is a component of the S&P 500 Index. Additional information is available through www.perkinelmer.com or 1-877-PKI-NYSE.

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For further information regarding PerkinElmer, please contact:

Investor Relations:	Media Contact:

Steven Delahunt	Kevin Lorenc
PerkinElmer, Inc.	PerkinElmer, Inc.
(781) 431-4258	(781) 431-4231